                                                                               .
                                                                               .
                                                                               .
NEWS RELEASE

CONTACTS:                                                                                               [LOGO]
Cathy Mayne Lyttle                              Allison McFerren Sanders                                WORTHINGTON
VP, Corporate Communications                    Director, Investor Relations                            INDUSTRIES
Phone: (614) 438-3077                           Phone: (614) 840-3133                                   200 Old Wilson Bridge Road
E-mail: cmlyttle@WorthingtonIndustries.com      E-mail: asanders@WorthingtonIndustries.com              Columbus, Ohio 43085
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                    www.WorthingtonIndustries.com


FOR IMMEDIATE RELEASE


              WORTHINGTON INDUSTRIES REPORTS SECOND QUARTER RESULTS

COLUMBUS, OHIO, DECEMBER 17, 2003 - Worthington Industries, Inc. (NYSE: WOR) today reported results for the three and six-month periods ended November 30, 2003.

RESULTS

Net sales for the second quarter of fiscal 2004 were $540.1 million, a decrease of 5% from last year's record $567.9 million. Earnings were $16.9 million and earnings per diluted share were $0.20, compared to second quarter earnings of $20.7 million, or $0.24 per diluted share, for the same period last year.

For the six-month period, net sales declined 5% to $1,038.1 million from $1,093.4 million last year. Earnings were $22.8 million and earnings per diluted share were $0.26, compared to $48.2 million and $0.56, respectively, for the same period last year.

CEO COMMENTS

"This quarter was much improved from our first quarter," said John P. McConnell, Chairman and CEO of Worthington Industries, "as all three business segments had stronger sales and operating income. Worthington's unbroken record of profitability has been helped by both our Pressure Cylinders business segment and our unconsolidated joint ventures, which consistently and significantly contribute to revenues and earnings.

"I am encouraged by our performance this quarter. Although the results for the Processed Steel Products and Metal Framing segments remained below last year's levels, Processed Steel Products strengthened throughout the quarter," said McConnell.

"Metal Framing experienced higher than anticipated costs associated with the integration of Unimast. These added costs, related primarily to equipment and facilities upgrades, concluded during the quarter.

"We expect both segments to show improvement coinciding with a generally stronger economy and higher steel prices," stated McConnell.

                                     -more-

Worthington Industries
December 17, 2003
2-2-2

DETAILED RESULTS

Within the Processed Steel Products segment, quarterly net sales fell 9%, or $31.3 million, to $321.4 million from $352.7 million in the comparable quarter of fiscal 2003. The decrease in net sales was due to a decline in tolling volume from a year ago and reduced direct selling prices. Excluding the benefit of an $8.7 million restructuring credit recognized in the same quarter last year, operating income declined as a result of spread compression between selling prices and material costs.

Within the Metal Framing segment, net sales decreased 1%, or $1.7 million, to $142.4 million from $144.1 million in the comparable quarter of fiscal 2003. Despite continued weakness in the commercial construction market, volumes were up 9%, but prices were lower than the year ago quarter. Excluding the impact of a $1.6 million restructuring charge taken last year, operating income declined due to spread compression between selling prices and material costs. However, pricing was up 4% from the first quarter, due to price increases initiated September 1st.

Within the Pressure Cylinders segment, net sales increased 7%, or $4.9 million, to $72.4 million from $67.5 million in the comparable quarter of fiscal 2003. North American volumes of propane and refrigerant cylinders were each up more than 20%. European revenues, however, were flat on significantly lower volumes as the weakened dollar boosted reported revenues in dollars by $3.5 million. Excluding the impact of a $1.4 million restructuring charge taken in the year ago quarter, operating income decreased $1.2 million due primarily to the reduced European volumes.

Worthington's unconsolidated joint ventures contributed positively to second quarter results. Equity in net income of six unconsolidated affiliates totaled $8.4 million, up 17% from $7.2 million in the year ago quarter. The improvement was due to strong results from Worthington Armstrong Venture (WAVE), increased ownership in TWB, and better results at Aegis Metal Framing.

Income tax expense in the current quarter was favorably impacted by a $1.4 million adjustment resulting from a change in the estimate for deferred taxes. This favorable impact was partially offset by an increase in the effective tax rate for fiscal 2004 from 36.5% to 37.0%.

OUTLOOK

The third quarter is typically Worthington's softest as all three business segments are impacted by reduced demand due to weather and holiday related slowdowns. Although economic and industry conditions are improving, conditions in major customer segments - automotive and commercial construction - may continue to be challenging.

"Big 3" vehicle production is projected to be down 2% for the coming fiscal quarter relative to last year and down 9% from this quarter. Additionally, the U.S. Census Bureau's index of private construction spending confirms that commercial construction activity remains near five-year lows.

                                     -more-

Worthington Industries
December 17, 2003
3-3-3

OTHER

Dividend declared

On November 20, 2003, the board of directors declared a quarterly cash dividend of $0.16 per share payable December 29, 2003, to shareholders of record December 15, 2003.

Corporate Profile

Worthington Industries is a leading diversified metal processing company with annual sales of approximately $2 billion. The Columbus, Ohio, based company is North America's premier value-added steel processor and a leader in manufactured metal products such as automotive past model service stampings, pressure cylinders, metal framing, metal ceiling grid systems and laser welded blanks. Worthington employs more than 7,500 people and operates 62 facilities in 10 countries.

Founded in 1955, the company operates under a long-standing corporate philosophy rooted in the golden rule, with earning money for its shareholders as the first corporate goal. This philosophy, an unwavering commitment to the customer, and one of the strongest employee/employer partnerships in American industry serve as the company's foundation.

Conference Call

Worthington will review its second quarter results during its quarterly conference call today, December 17, 2003, at 1:30 p.m. Eastern Standard Time. Details on the conference call can be found on the company's web site at www.WorthingtonIndustries.com


Safe Harbor Statement

The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the "Act"). Statements by the company relating to future sales, operating results and earnings per share; projected capacity and working capital needs; pricing trends for raw materials and finished goods; anticipated capital expenditures; projected timing, results, costs, charges and expenditures related to plant shutdowns and consolidations; new products and markets; and other non-historical trends constitute "forward looking statements" within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, product demand and pricing, changes in product mix and market acceptance of products; fluctuations in pricing, quality or availability of raw materials (particularly steel), supplies, utilities and other items required by our operations; effects of plant closures and the consolidation of operations and our ability to realize expected cost savings and operational efficiencies on a timely basis; our ability to integrate newly acquired businesses with current businesses; capacity levels and efficiencies within our facilities and within the industry as a whole; financial difficulties of


                                      -more

Worthington Industries
December 17, 2003
4-4-4

customers, suppliers, joint venture partners and others with whom we do business; the effect of national, regional and worldwide economic conditions generally and within our major product markets, including a prolonged or substantial economic downturn; the effect of adverse weather on plant and shipping operations; changes in customer spending patterns and supplier choices and risks associated with doing business internationally, including economic, political and social instability and foreign currency exposure; acts of war and terrorist activities; the ability to improve processes and business practices to keep pace with the economic, competitive and technological environment; deviation of actual results from estimated and/or assumptions used by the company in the application of its significant accounting policies; level of imports and import prices in the company's markets; the impact of governmental regulations, both in the United States and abroad; and other risks described from time to time in our filings with the Securities and Exchange Commission.

                                       ###

Worthington Industries
December 17, 2003
5-5-5

                          WORTHINGTON INDUSTRIES, INC.
                               EARNINGS HIGHLIGHTS
                        (In Thousands, Except Per Share)


                                                      Three Months Ended                  Six Months Ended
                                                          November 30,                       November 30,
                                                 -----------------------------       -----------------------------
                                                    2003              2002              2003              2002
                                                 -----------       -----------       -----------       -----------
                                                 (Unaudited)       (Unaudited)       (Unaudited)       (Unaudited)
Net sales                                        $   540,078       $   567,897       $ 1,038,113       $ 1,093,361
Cost of goods sold                                   472,836           487,527           921,888           923,567
                                                 -----------       -----------       -----------       -----------
         Gross margin                                 67,242            80,370           116,225           169,794

Selling, general & administrative expense             45,243            46,452            86,863            93,555
Restructuring credit                                    --              (5,622)             --              (5,622)
                                                 -----------       -----------       -----------       -----------

         Operating income                             21,999            39,540            29,362            81,861

Other income (expense):
     Miscellaneous expense                              (114)           (2,316)             (503)           (3,657)
     Nonrecurring loss                                  --              (5,400)             --              (5,400)
     Interest expense                                 (5,565)           (6,340)          (11,156)          (12,443)
     Equity in net income of unconsolidated
       affiliates                                      8,391             7,187            16,327            15,602
                                                 -----------       -----------       -----------       -----------
         Earnings before income taxes                 24,711            32,671            34,030            75,963
Income tax expense                                     7,828            11,924            11,230            27,726
                                                 -----------       -----------       -----------       -----------

         Net earnings                            $    16,883       $    20,747       $    22,800       $    48,237
                                                 ===========       ===========       ===========       ===========


Average common shares outstanding - diluted           86,503            86,834            86,510            86,666
                                                 -----------       -----------       -----------       -----------

         Earnings per share - diluted            $      0.20       $      0.24       $      0.26       $      0.56
                                                 ===========       ===========       ===========       ===========


Common shares outstanding at end of period            86,134            85,838            86,134            85,838

Cash dividends declared per common share         $      0.16       $      0.16       $      0.32       $      0.32


Worthington Industries
December 17, 2003
6-6-6

                          WORTHINGTON INDUSTRIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In Thousands)


                                                            November 30,           May 31,
                                                                2003                2003
                                                             ----------          ----------
                                                             (Unaudited)         (Audited)
                          ASSETS

Current assets
     Cash and cash equivalents                               $    2,008          $    1,139
     Accounts receivable, net                                   204,228             169,967
     Inventories                                                262,701             268,983
     Income taxes receivable                                       --                11,304
     Deferred income taxes                                       20,643              20,783
     Other current assets                                        30,942              34,070
                                                             ----------          ----------

         Total current assets                                   520,522             506,246

Investments in unconsolidated affiliates                         87,997              81,221
Goodwill                                                        117,249             116,781
Other assets                                                     31,591              30,777
Property, plant and equipment, net                              722,548             743,044
                                                             ----------          ----------

         Total assets                                        $1,479,907          $1,478,069
                                                             ==========          ==========


           LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
     Accounts payable                                        $  234,422          $  222,987
     Notes payable                                                  249               1,145
     Current maturities of long-term debt                         1,215               1,194
     Other current liabilities                                   84,113              92,845
                                                             ----------          ----------

         Total current liabilities                              319,999             318,171

Other liabilities                                                94,306              90,471
Long-term debt                                                  289,122             289,689
Deferred income taxes                                           141,010             143,444

Shareholders' equity                                            635,470             636,294
                                                             ----------          ----------

         Total liabilities and shareholders' equity          $1,479,907          $1,478,069
                                                             ==========          ==========



Worthington Industries
December 17, 2003
7-7-7

                          WORTHINGTON INDUSTRIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In Thousands)


                                                                   Six Months Ended
                                                                     November 30,
                                                             -----------------------------
                                                               2003                2002
                                                             ---------           ---------
                                                            (Unaudited)         (Unaudited)
OPERATING ACTIVITIES
  Net earnings                                               $  22,800           $  48,237
  Adjustments to reconcile net earnings to net cash
   provided by operating activities:
      Depreciation and amortization                             33,706              35,705
      Restructuring credit                                        --                (5,622)
      Nonrecurring loss                                           --                 5,400
      Other adjustments                                         (3,775)             17,191
      Changes in current assets and liabilities                 (8,823)             31,654
                                                             ---------           ---------
      Net cash provided by operating activities                 43,908             132,565

INVESTING ACTIVITIES
  Investment in property, plant and equipment, net             (14,268)            (13,657)
  Acquisitions, net of cash acquired                              --              (113,740)
  Investment in unconsolidated affiliate                          (490)               --
  Proceeds from sale of assets                                   2,937              12,956
                                                             ---------           ---------
      Net cash used by investing activities                    (11,821)           (114,441)

FINANCING ACTIVITIES
  Proceeds from (payments on) short-term borrowings               (896)              9,258
  Principal payments on long-term debt                            (608)               (464)
  Dividends paid                                               (27,525)            (27,366)
  Other                                                         (2,189)                666
                                                             ---------           ---------
      Net cash used by financing activities                    (31,218)            (17,906)
                                                             ---------           ---------

Increase in cash and cash equivalents                              869                 218
Cash and cash equivalents at beginning of period                 1,139                 496
                                                             ---------           ---------

Cash and cash equivalents at end of period                   $   2,008           $     714
                                                             =========           =========


Worthington Industries
December 17, 2003
8-8-8



                          WORTHINGTON INDUSTRIES, INC.
                                SUPPLEMENTAL DATA
                                 (In Thousands)

This supplemental information is provided to assist in the analysis of the results of operations.

                                                         Three Months Ended                          Six Months Ended
                                                             November 30,                               November 30,
                                                   --------------------------------           ---------------------------------
                                                      2003                 2002                  2003                 2002
                                                   -----------          -----------           -----------           -----------
                                                   (Unaudited)          (Unaudited)           (Unaudited)           (Unaudited)
Volume:
     Processed Steel Products (tons)
        Direct                                             593                  592                 1,111                 1,149
        Toll                                               373                  416                   705                   831
     Metal Framing (tons)                                  192                  176                   390                   334
     Pressure Cylinders (units)                          2,718                2,844                 5,841                 6,877

Net sales:
     Processed Steel Products
        Direct                                     $   302,151          $   332,452           $   574,043           $   631,337
        Toll                                            19,227               20,228                34,533                40,264
     Metal Framing                                     142,417              144,078               283,481               264,916
     Pressure Cylinders                                 72,434               67,449               138,969               149,585
     Other                                               3,849                3,690                 7,087                 7,259
                                                   -----------          -----------           -----------           -----------
        Total net sales                            $   540,078          $   567,897           $ 1,038,113           $ 1,093,361
                                                   ===========          ===========           ===========           ===========

Material cost:
     Processed Steel Products
        Direct                                     $   212,841          $   231,041           $   401,826           $   425,523
        Toll                                              --                   --                    --                    --
     Metal Framing                                      86,225               87,296               179,179               147,568
     Pressure Cylinders                                 30,094               28,276                59,114                65,777

Operating income:
     Processed Steel Products                      $    13,762          $    32,000           $    21,931           $    54,317
     Metal Framing                                         871                1,908                (2,783)               18,272
     Pressure Cylinders                                  6,855                6,633                10,393                13,827
     Other                                                 511               (1,001)                 (179)               (4,555)
                                                   -----------          -----------           -----------           -----------
        Total operating income                     $    21,999          $    39,540           $    29,362           $    81,861
                                                   ===========          ===========           ===========           ===========



The following provides detail of the restructuring credit included in the operating income by segment presented above.

                                                         Three Months Ended                          Six Months Ended
                                                             November 30,                               November 30,
                                                   --------------------------------           ---------------------------------
                                                      2003                 2002                  2003                 2002
                                                   -----------          -----------           -----------           -----------
                                                   (Unaudited)          (Unaudited)           (Unaudited)           (Unaudited)
Pre-tax restructuring (credit) expense by
  segment
     Processed Steel Products                      $      --            $    (8,717)          $      --             $    (8,717)
     Metal Framing                                        --                  1,574                  --                   1,574
     Pressure Cylinders                                   --                  1,420                  --                   1,420
     Other                                                --                    101                  --                     101
                                                   -----------          -----------           -----------           -----------

        Total restructuring credit                 $      --            $    (5,622)          $      --             $    (5,622)
                                                   ===========          ===========           ===========           ===========